Exhibit 10.2


                            AGREEMENT OF DISSOLUTION

          This AGREEMENT OF DISSOLUTION (this "Agreement") made and entered into as of 11:59 p.m. on the 31st day of December, 2000, by and among NATIONAL COOPERATIVE REFINERY ASSOCIATION, a Kansas cooperative marketing association ("NCRA"); FARMLAND INDUSTRIES, INC., a Kansas cooperative corporation ("Farmland"); and COOPERATIVE REFINING, LLC, a Delaware limited liability company (the "Company"). NCRA, Farmland and the Company also are referred to herein collectively as the "Parties" and individually as a "Party."

          WHEREAS, NCRA is the owner of a refinery and related assets located at McPherson, Kansas (the "NCRA Refinery"); and Farmland is the owner of a refinery and related assets located at Coffeyville, Kansas (the "Coffeyville Refinery");

          WHEREAS, in 1999, NCRA and Farmland established the Company for the purpose of operating the above-mentioned assets; and, as of September 1, 1999, NCRA and Farmland entered into that certain Limited Liability Company Agreement (the "LLC Agreement") relating to the Company;

          WHEREAS, the Parties, on September 1, 1999, entered into that certain Refinery Operating and Product Output Purchase Agreement (the "Refinery Agreement") to provide for the operation by the Company of the above-mentioned assets and for certain related matters and that certain Personnel Lease Agreement (the "Personnel Lease Agreement");

          WHEREAS, in accordance with the LLC Agreement, the managers of the Company have agreed to dissolve and liquidate the Company effective at 11:59 p.m. on December 31, 2000; and

          WHEREAS, the Parties wish to enter into this Agreement to provide for the timely and orderly dissolution of the Company.

          NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby acree as follows:

                                   ARTICLE I:
                                   DEFINITIONS

          Unless the context otherwise specifies or requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

          "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

          "Capital Account" shall have the meaning assigned to such term in the LLC Agreement.

          "Farmland Assets" shall have the meaning assigned to such term in the Refinery Agreement plus all additional equipment and other assets utilized by or located at Farmland's refinery in Coffeyville, Kansas.

          "Farmland Contracts" shall have the meaning assigned to such term in the Refinery Agreement.

          "Manager" shall have the meaning assigned to such term in the LLC Agreement.

          "Membership Interest" shall have the meaning assigned to such term in the LLC Agreement.

          "Members" shall have the meaning assigned to such term in the LLC Agreement.

          "NCRA Assets" shall have the meaning assigned to such term in the Refinery Agreement plus all additional equipment and other assets utilized by or located at NCRA's refinery in McPherson, Kansas.

          "NCRA Contracts" shall have the meaning assigned to such term in the Refinery Agreement.

          "Other Dissolution Agreements" collectively means the Crude Oil Purchase Agreement between NCRA and Farmland attached hereto as Exhibit A, the Accounting Services Agreement between NCRA and Farmland attached hereto as Exhibit B, the Employee Lease Agreement between NCRA and Farmland to be attached hereto as Exhibit C, and the Equipment Lease Agreement between NCRA and Farmland to be attached hereto as Exhibit D.

          "Unit" shall have the meaning assigned to such term in the LLC Agreement.

                                   ARTICLE II:
                     DISSOLUTION AND LIQUIDATION OF COMPANY

          SECTION 2.1. Agreement of Dissolution. Pursuant to Section 14.1(b) of the LLC Agreement and ss. 18-801(3) of the Act, the Parties agree that the Company shall be dissolved effective as of 11:59 p.m. on December 31, 2000 (the "Effective Time") in accordance with the provisions of this Agreement and the LLC Agreement.

          SECTION 2.2. Liquidation and Winding Up. The Company shall be liquidated and the Managers shall wind up the affairs of the Company. The Managers shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company shall be distributed, subject to Section 14.4 of the LLC Agreement, in the following order of priority:

          (a) To the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from a Member);

          (b) To the establishment of any reserves deemed necessary by the Managers for any contingent liabilities or obligations of the Company;

          (c) To the repayment of any outstanding loans from a Member to the Company;

          (d) To the Members in proportion to and to the extent of their respective Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods; and

          (e) The balance, if any, to the Members pro rata in accordance with the number of Units owned by each Member.

Notwithstanding the foregoing, however, (1) no payment, repayment or distribution of any kind (collectively, a "Liquidating Distribution") shall be made to Farmland, NCRA, any member of NCRA, or any affiliate thereof (collectively, the "Company Affiliates") unless such Liquidating Distribution to the Company Affiliate is approved by both Farmland and NCRA, which approval shall not be unreasonably withheld or delayed, and (2) all Liquidating Distributions to the Company Affiliates shall be made subject to the audit described in Section 2.11 of this Agreement. The Parties shall cooperate to make interim Liquidating Distributions to the Members as promptly as possible so as to minimize the amount of cash held by the Company during the liquidation and winding up of the Company. The Parties anticipate that the first such interim Liquidating Distribution will occur on or before February 2, 2001.

          SECTION 2.3. Division of Assets.

         (a) Farmland Assets and NCRA Assets. Effective as of the Effective Time, the Farmland Assets shall be returned back to Farmland's exclusive control and the NCRA Assets shall be returned back to NCRA's exclusive control.

         (b) Inventories. As of the Effective Time, the Company has inventories of crude oil, other raw materials, work-in-process and finished products (collectively, the "Inventory"). The Parties acknowledge and agree

Farmland's Inventory requirements to operate the Coffeyville Refinery are greater than NCRA's Inventory requirements to operate the NCRA Refinery. Therefore, effective as of the Effective Time,

          (1) The levels of Inventory contributed by NCRA and Farmland to the Company shall be re-distributed back to NCRA and Farmland, and then

          (2) Any excess levels of Inventory shall be sold by the Company to NCRA and Farmland based upon the location of the Inventory and the operational need for the Inventory, with the cash paid by NCRA and Farmland being placed into the cash balance of the Company for distribution in accordance with Section 2.2 of this Agreement.

         SCHEDULE 2.3 attached hereto and incorporated herein sets forth spreadsheets that generally depict the aforementioned distribution and sale of Inventory.

          SECTION 2.4. Assignment of Contracts from Company to Members. Effective as of the Effective Time, the Company hereby assigns and conveys to NCRA the NCRA Contracts, including without limitation the operating permits, licenses, contracts and leases listed on Schedule 2.4(a) attached hereto. Effective as of the Effective Time, the Company hereby assigns and conveys to Farmland the Farmland Contracts, including without limitation the operating permits, licenses, contracts and leases listed on Schedule 2.4(b) attached hereto. In consideration of such assignment, NRCA and Farmland hereby assumes and agrees to be bound by and to perform, observe and comply with all of the terms, covenants, conditions, undertakings and other provisions of each such contract assigned them from and after the Effective Time, in the same manner and with the same force and effect as of NCRA or Farmland, as the case may be, had originally executed such contracts. In the event an operating permit, license, lease or other agreement of the Company is not listed on either Schedule 2.4(a) or 2.4(b), then such operating permit, license, lease or agreement shall be assigned from the Company to the Member whose refinery utilized such operating permit, license, lease or agreement. The Parties hereto shall use their best efforts to obtain any necessary consent of a third party to the assignment of any of the operating permits, licenses, leases or other agreements hereunder.

          SECTION 2.5. Termination of Refinery Agreement. As provided in Section
22.3 of the Refinery Agreement, the Refinery Agreement shall terminate as of the Effective Time.

          SECTION 2.6. Interconnect Payments to Members. The Parties hereto shall consummate the asset transfers and payment obligations set forth Schedule
2.6 attached hereto and incorporated herein by this reference relating the purchase and sale of certain products between the Coffeyville Refinery and Farmland's fertilizer plant located in Coffeyville, Kansas (the "Fertilizer Plant").

          SECTION 2.7. Allocation of Liabilities. NCRA shall be solely responsible for all past, present and future losses, claims, damages and liabilities of any kind, including but not limited to environmental liability arising out of or imposed by all federal, state or local environmental laws, administrative regulations or ordinances, relating to the NCRA Assets during the period the NCRA Assets were operated by CRLLC. Farmland shall be solely responsible for all past, present and future losses, claims, damages and liabilities of any kind, including but not limited to environmental liability arising out of or imposed by all federal, state or local environmental laws, administrative regulations or ordinances, relating to the Farmland Assets during the period the Farmland Assets were operated by CRLLC.

          SECTION 2.8. Return of Confidential Information. Prior to the Closing Date, NCRA and Farmland shall each redeliver to the other all documents, agreements, financial data, notes, analyses, compilations, studies and other materials ("Evaluation Materials") that each received from the other, or their member owners, in connection with the formation of the Company and/or the proposed merger of Farmland and Cenex Harvest States Cooperatives. Each Party shall destroy or caused to be destroyed all notes, discs, tapes and other writings and materials prepared by or on behalf of it or its representatives based on the Evaluation Materials and shall at the request of the other Party deliver an affidavit executed by one of its responsible officers expressly affirming such destruction.

          SECTION 2.9. Termination of Personnel Lease Agreement. In accordance with Section 7 of the Personnel Lease Agreement, the Personnel Lease Agreement shall terminate as of the Effective Time.

          SECTION 2.10. Loans to Members. To the extent the Company has made any loans to NCRA (the "NCRA Loans") or any loans to any member of NCRA or any affiliate of NCRA or any member of NCRA (the "NCRA Affiliate Loans"), the NCRA Loans and the NCRA Affiliate Loans shall be immediately due and payable, and NCRA shall immediately (a) repay the NCRA Loans and (b) exercise commercially reasonable efforts to cause to the prompt repayment of the NCRA Affiliate Loans.

          SECTION 2.11. Further Assurances. Following the Effective Time, the Parties shall execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, such additional instruments, documents, conveyances or assurances, and take, or cause to be taken, such other actions, including without limitation all reasonable efforts to obtain such third party consents, as shall be necessary or may be reasonably requested by any other Party, to confirm, assure or otherwise fully effect the purposes, terms and conditions of this Agreement; provided, however, that the Company shall not execute, acknowledge, deliver, file or otherwise take any action contemplated by this Section without obtaining the prior approval of both NCRA and Farmland, which approval shall not be unreasonable withheld or delayed. To this end, the Parties acknowledge and agree that execution and delivery of the Other Dissolution Agreements, in such form and content as shall be mutually acceptable to both NCRA and Farmland, is a condition precedent to this Agreement and, thus, in the event any Other Dissolution Agreement is not executed and delivered by both NCRA and Farmland, then this Agreement and any Other Dissolution Agreement so executed and delivered shall be void AB INITIO and shall have no force or effect whatsoever.

          SECTION 2.12. Audit. The Parties acknowledge that the employees of NCRA generally have been providing the accounting-related services to the Company and will perform similar services in connection with the dissolution and liquidation of the Company. In connection with the dissolution and liquidation of the Company, Farmland shall have the right, until a date occurring six (6) months after the final Liquidating Distribution is made and the final financial statements of the Company have been prepared and distributed to the Members, upon at least five (5) business days prior notice to NCRA during business hours, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records relating thereto. The Company and NCRA shall fully cooperate with representatives of Farmland and its representatives and advisors in connection with any such inspection or audit. All costs incurred by Farmland in connection with the audit or inspection shall be borne by Farmland, and all costs incurred by the Company and NCRA in connection with the audit or inspection shall be borne by NCRA; provided, however, that in the event a material discrepancy is found in connection with the audit, then the Party causing the material discrepancy shall reimburse the other Party all of that party's reasonable out-of-pocket costs incurred in connection with the audit or inspection. For purposes of this Section, "material discrepancy" shall mean a discrepancy greater than two hundred fifty thousand dollars ($250,000.00).

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.1. Representations and Warranties of the Members. Each of NCRA and Farmland (collectively, the "Members" and individually, a "Member") represents and warrants as of the date of this Agreement to the other Member and the Company as follows:

          (a) Such Member has the requisite power and authority (whether corporate or otherwise) and legal capacity to enter into, and to carry out its obligations under, this Agreement.

          (b) The execution and delivery by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby have been duly authorized prior to the date of this Agreement by all necessary action on the part of such Member.

          (c) This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding obligation enforceable against such Member in accordance with its terms.

          (d) Such Member is not subject to, or obligated under, any provision of (i) any agreement, arrangement or understanding, (ii) any license, franchise or permit or (iii) any law, regulation, order, judgment or decree that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of such Member's assets would be created, by such Member's execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for such agreements as to which a Member has previously obtained the consent of the other party or parties thereto.

          (e) Other than in connection with the assignment or transfer of environmental-related permits or licenses or other permits, licenses, contracts or leases, no authorization, consent or approval of, waiver or exemption by, or filing or registration with, any public body, court, third party or authority is necessary on such Member's part, which has not previously been obtained by such Member for the consummation of the transactions contemplated by this Agreement.

          (f) Such Member is not presently engaged in, nor to its knowledge, threatened with or aware of, any situation which could subject it to any litigation (including appeals of lower courts decisions), arbitration claim or other legal proceedings or governmental or any other investigation relating to its affairs or any of its respective properties, assets, or shareholders, which questions the validity or enforceability of this Agreement, the LLC Agreement, the Refinery Agreement, or any related agreements, or which could prevent, hinder or delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                                   INDEMNITIES

          SECTION 4.1. Indemnification. Each Party shall indemnify, defend and hold each other Party, and its respective officers, directors, managers, and employees ("Indemnitee") harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorney's fees and expenses) imposed upon, incurred by or asserted against the Indemnitee that are caused by, are attributable to, result from or arise out of (i) any liability allocated to the indemnifying Party pursuant to Section 2.7 of this Agreement, (ii) the indemnifying Party's breach of any provision of this Agreement, or (iii) the indemnifying Party's breach of any Other Dissolution Agreement.

          SECTION 4.2. Indemnification Procedures; Survival.

          (a) Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to Section 4.1, the Indemnitee shall notify the indemnifying Party in writing within thirty (30) days thereafter; PROVIDED, HOWEVER, that any omission so to notify the indemnifying Party will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the indemnifying Party) nor from any other liability that it may have to any Indemnitee. The indemnifying Party shall have the right to assume sole and exclusive control of the defense of any claim for indemnification pursuant to Section 4.1, including the choice and direction of any legal counsel.

          (b) An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the indemnifying Party has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above, or (iii) the Indemnitee shall have been advised by its counsel that representation of such Indemnitee and other Parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that to the extent more than one Indemnitee is entitled to employ separate counsel at the indemnifying Party's expense pursuant to clause (iii) above, the indemnifying Party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the indemnifying Party, unless but only to the extent the Indemnitees have actual or potential differing interests with each other.

         (c) The indemnifying Party shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the indemnifying Party agrees to and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

          (d) The indemnification obligations set forth in Section 4.1 and this
Section 4.2 shall survive the termination of this Agreement for a period of five
(5) years.

                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

          SECTION 5.1. Notice. Any notices permitted or required to be given under this Agreement shall be in writing, and shall be addressed to the Parties hereto as follows:

         For NCRA:                  National Cooperative Refining Association
                                    1391 Iron Horse Road
                                    P.O. Box 1404
                                    McPherson, Kansas 67460
                                    Attention: President
                                    Fax: (316) 241-9130

         For Farmland:              Farmland Industries, Inc.
                                    3315 North Oak Trafficway
                                    P.O. Box 7305 Dept. 62
                                    Kansas City, Missouri 64116
                                    Attention: General Counsel
                                    Fax: (816) 459-5902

Either Farmland or NCRA may from time to time change its address for service hereunder on written notice to the other Party. Any notice shall:

          (a) if delivered by hand delivery, be deemed to have been given or made at the time of delivery as acknowledged by signature of the receiving Party;

          (b) if sent by telecopy, telex, telecommunication device or other similar form of communication or by overnight private courier service, be deemed to have been given or made on the working day following the day on which it was received; and

          (c) if mailed by certified or registered mail, return receipt requested, postage prepaid, be deemed to have been given or made, four (4) days after deposit in the United States Mail.

          SECTION 5.2. Confidentiality. Any information heretofore or hereafter disclosed or obtained in connection with this Agreement concerning the business, operations, affairs or financial condition of any Party hereto shall be kept confidential except as otherwise required by law or legal process or except to the extent that it (i) is or has been disclosed to any lender or lessor or governmental official or the respective attorneys, accountants and financial advisers of any Party hereto, or (ii) is or hereafter becomes lawfully obtainable from other sources or to the extent that such duty as to confidentiality is waived in writing by the Party to whom the confidential information relates, or (iii) was known to the receiving Party as of the time of its disclosure, or (iv) independently developed by the receiving Party without reference to the confidential information.

          SECTION 5.3. Dispute Resolution. In the event of any dispute or controversy arising out of or related to this Agreement, or the breach thereof, including the interpretation of any provision of this Agreement which cannot be resolved informally by the Members, or regarding the Company, the ownership of the Company or the Company's business, the Members shall first make a good faith effort to promptly resolve such dispute. If the Members are unable to reach agreement with respect to such discrepancy, then such dispute shall be resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, except as such rules may be modified by this Agreement or by the mutual consent of the

Members. Any arbitration proceeding conducted hereunder shall alternate locations between the greater metropolitan areas of Kansas City, Missouri and Wichita, Kansas, with the first such arbitration proceeding to be conducted at such location as is specified by the Member requesting the arbitration proceeding. Any award rendered in the arbitration proceeding shall be final and binding upon the Members and a judgment thereon may be entered in any court having competent jurisdiction. Each Member shall bear its own expenses in connection with the arbitration; provided, however, that the fees and expenses of the arbitrator and all other expenses of the arbitration shall be borne equally by the Members. The arbitration proceedings shall be governed by the laws of the State of Kansas. The arbitrator shall be selected from a list of five (5) arbitrators provided by the American Arbitration Association. Alternate strikes shall be made to the list commencing with the Member requesting arbitration until a single name remains. That individual shall be the arbitrator for the matter. After the arbitrator has been selected, the Members may obtain reasonable discovery in advance of the arbitration by way of: (i) exchange of copies of all documents in the possession, custody or control of a Member and relevant to the matter in dispute; (ii) written interrogatories for the purpose of determining the name and address of each witness proposed to be called by a Member and a brief description of the relevant information each such witness is expected to provide; and (iii) such further discovery, including dispositions, as the arbitrator may determine is appropriate after taking into consideration the nature of the dispute and the amount in controversy. To the extent possible, the arbitration hearing shall be conducted within sixty (60) days after selection of the arbitrator, and the arbitrator shall render a decision within twenty (20) days after the conclusion of the hearing. Post-hearing briefs shall be permitted. The arbitration award shall be in writing and shall specify the factual and legal basis for the award.

          SECTION 5.4. Amendments. Unless otherwise provided herein, no changes, alteration or modifications to this Agreement shall be effective unless in writing and signed by the respective duly authorized representatives of the Parties hereto.

          SECTION 5.5. Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the legal representatives, permitted assigns and successors of the Parties hereto.

         SECTION 5.6. Entire Agreement. This Agreement, along with any Exhibits and/or Schedules attached hereto or incorporated herein and the Other Dissolution Agreements, constitutes the entire agreement between the Parties with respect to the dissolution of the Company and supersedes all prior negotiations and agreements thereto, written or oral.

          SECTION 5.7. Headlines. The headings in this Agreement are for convenience only and shall not be considered in the interpretation of the Agreement.

          SECTION 5.8. Industry Practices. This Agreement shall be construed in accordance with accepted oil industry terminology and practices.

          SECTION 5.9. Severability. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, is held invalid or unenforceable, the remaining portion of such provision and the remaining provisions shall remain in full force and effect.

          SECTION 5.10. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Kansas, without reference to conflict of laws principles of said state.

          IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth above.

NATIONAL COOPERATIVE                           FARMLAND INDUSTRIES, INC.
REFINING ASSOCIATION

By:      /s/ James S. Loving                   By:      /s/ Robert B. Terry
         -------------------------                      ------------------------
Name:    James S. Loving                       Name:    Robert B. Terry
         -------------------------                      ------------------------
Title:   President                             Title:   Executive Vice President
         -------------------------                      ------------------------
                                                        Administrative Group and
                                                        General Counsel

COOPERATIVE REFINING, L.L.C.

By:      /s/James S. Loving
         -------------------------
Name:    James S. Loving
         -------------------------
Title:   President
         -------------------------

                                  SCHEDULE 2.6

                              INTERCONNECT PAYMENTS

          (1) Oxygen. The Company shall pay to Farmland ninety dollars ($90.00) per short ton ("ST") of oxygen transferred from the Fertilizer Plant to the Coffeyville Refinery on or before the Effective Time.

          (2) Nitrogen. The Company shall pay to Farmland twenty-five and nine-tenths cents ($0.259) per 100 standard cubic feet of nitrogen transferred from the Fertilizer Plant to the Coffeyville Refinery on or before the Effective Time.

          (3) Coke. Farmland shall pay to the Company ten dollars ($10.00) per ton of petroleum coke transferred from the Coffeyville Refinery to the Fertilizer Plant on or before the Effective Time.

          (4) Instrument Air. The Company shall pay to Farmland one hundred forty-four thousand dollars ($144,000) for the instrument air transferred from the Fertilizer Plant to the Coffeyville Refinery from May 1, 2000 to the Effective Time.

          (5)     Steam.

          (a) Farmland shall pay to the Company the Variable Steam Price (as hereinafter defined) per one thousand (1,000) pounds of steam transferred from the Coffeyville Refinery to the Fertilizer Plant on or before the Effective Time.

          (b) The Company shall pay to Farmland the Variable Steam Price per one thousand (1,000) pounds of steam transferred from the Fertilizer Plant to the Coffeyville Refinery on or before the Effective Time, but only for steam so transferred during periods in which the Coffeyville Refinery was not flaring excess refinery fuel gas.

          (c)     Variable Steam Price.

                  (1) Flaring. During periods in which the Coffeyville Refinery was flaring excess refinery fuel gas, the Variable Steam Price per one thousand (1,000) pounds of steam shall equal three and six hundred forty-five one thousandths cents ($0.03645).

                  (2) No Flaring. During periods in which the Coffeyville Refinery was not flaring excess refinery fuel gas, the Variable Steam Price per one thousand (1,000) pounds of steam shall equal the product of (a) the Natural Gas Price (as hereinafter defined), multiplied by
          (b) one and two thousand two hundred thirty-six ten-thousandths (1.2236).

          (d) Natural Gas Price. The term "Natural Gas Price" shall mean (1) if the daily volumes of steam transferred are available for the days in a calendar month in which the refinery was not flaring excess refinery fuel gas ("Non-Flaring Days"), the daily closing price for natural gas for such Non-Flaring Day measured in dollars per one million standard cubic feet ("$/mmscf"), or (2) if the daily volumes of steam transferred are not available for Non-Flaring Days in a calendar month, the average of all daily closing prices for natural gas for such Non-Flaring Days measured in $/mmscf for the calendar month.

                                    EXHIBIT A

                          CRUDE OIL PURCHASE AGREEMENT

This Crude Oil Purchase Agreement ("Agreement") is made and entered into as of the lst day of January, 2001, by and between FARMLAND INDUSTRIES, INC., a Kansas cooperative corporation ("Farmland"), and NATIONAL COOPERATIVE REFINING ASSOCIATION, a Kansas cooperative marketing association ("NCRA"). Farmland and NCRA also are referred to herein collectively as the "Parties" and individually as a "Party".

                                    RECITALS

A. NCRA is the owner and operator of a refinery and related assets located at McPherson, Kansas (the "NCRA Refinery"), and Farmland is the owner and operator of a refinery and related assets located at Coffeyville, Kansas (the "Coffeyville Refinery").

B. In 1999, NCRA and Farmland formed Cooperative Refining, LLC, a Delaware limited liability company ("CRLLC") for the purpose of jointly operating the NCRA Refinery and the Coffeyville Refinery.

C. In connection with the agreement of NCRA and Farmland to dissolve CRLLC effective December 31, 2000, NCRA and Farmland agreed that after the effective date of the dissolution of CRLLC, the purchase of lease crude oil from the mid-Kansas counties identified on Exhibit A attached hereto and incorporated herein by this reference (such counties being referred to collectively as the "Mid-Kansas Counties" and such lease crude oil from the Mid-Kansas Counties being referred to collectively as the "Crude Oil") shall be made by NCRA for the joint benefit of NCRA and Farmland pursuant to the terms and conditions set forth in this Agreement.

D. NCRA hereby agrees to offer to sell and deliver to Farmland, and Farmland is hereby given the option, but not the obligation, to purchase and accept delivery from NCRA the quantity of the Crude Oil acquired directly from time to time by NCRA or by an Affiliate (as defined in Section 15.03) of NCRA, and not acquired through a bulk purchase from a reseller of Crude Oil, on the terms and conditions set forth below.

                                    AGREEMENT

1.       TERM AND TERMINATION

         1.01 This Agreement shall be effective from January 1, 2001, and shall continue until terminated in accordance with this Section.

         1.02 This Agreement may be terminated at the option of a Party in the event of:

               (a) A material breach of this Agreement by the other Party, except for the failure of Farmland to make a timely payment for the purchase of Crude Oil under Section l.02(g), and such breach has not been cured by such Party within thirty
                    (30) days after receipt of written notice thereof from the non-breaching Party or, in the case of a breach that is not reasonably feasible to effect a cure within said 30-day period, within ninety (90) days after such receipt provided that the breaching Party diligently prosecutes the cure of such breach;

               (b)  The mutual agreement of the Parties;

               (c) The appointment of a receiver for the other Party or any part of its property, the assignment for the benefit of creditors of the other Party, or the commencement of a proceeding under any bankruptcy, insolvency, reorganization, arrangement or other law relating to the relief of debtors by or against the other Party; provided, however, that if any such appointment or proceeding is initiated without the consent or application of the other Party, such appointment or proceeding shall not constitute a termination event under this Agreement until the same shall have remained in effect for sixty (60) days;

               (d)  At any time by Farmland;

               (e) Upon the Other Party's refinery (e.g., in the case of NCRA, the NCRA Refinery, or in the case of Farmland, the Coffeyville Refinery) ceasing to process crude oil other than as a result of (i) Force Majeure or (ii) the temporary shutdown thereof for maintenance, capital improvements or other reasons;

               (f) After December 31, 2005, upon at least six months' prior notice of either Party;

               (g) Farmland is one or more days late in making payments to NCRA for the purchase of Crude Oil under this Agreement (other than payments disputed in good faith); unless such failure to make a timely payment is the result of an unintended clerical error or third party error in the transmission of payment. Upon NCRA's notice of such failure to make a timely payment due to an unintended clerical error or third party error, Farmland shall then make payment, together with interest thereon at a rate of interest per annum equal to five percent (5%) above the "prime rate" as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States thirty (30) largest commercial banks, within one (1) business day after receipt of notice thereof from NCRA; or

               (h) The letter of credit required to be provided to NCRA pursuant to Section 7.03 shall cease to be in full force and effect and Farmland shall not provide NCRA with a replacement letter of credit meeting the requirements set forth in Section 7.03 within thirty (30) days after receipt of written notice from NCRA that the then existing letter of credit has ceased.

         1.03 The Parties acknowledge and agree that in the event this Agreement is terminated, then immediately after such termination NCRA effectively should be placed in a position to continue to acquire sixty-six and twenty-eight one hundredths percent (66.28%) (the "NCRA Share"), and Farmland effectively should be placed in a position to continue to acquire thirty-three and seventy-two one hundredths percent (33.72%) (the "Farmland Share"), of the Crude Oil generally acquired by NCRA and the NCRA Affiliates under this Agreement prior to the termination thereof (the "Intended Termination Result"), but that the Intended Termination Result may prove to be impractical. Therefore, upon any such termination or, if earlier, upon notice of any such termination (the "Trigger Date"), the Parties shall meet promptly, but in no event later than ten (10) business days thereafter, to negotiate in good faith a fair and equitable arrangement to effect the Intended Termination Result effective as of the date of such termination. At any time during such negotiations, however, either Party may elect to cause a "draft" process to occur whereby the division orders and pay lists associated with the Crude Oil accounts (the "Leases") comprising the Crude Oil Acquisition Business (as defined herein) shall be allocated to NCRA and Farmland in proportion to the NCRA Share and the Farmland Share (the "Draft").

          1.04    The Draft, whether initiated by Farmland or NCRA pursuant to
                  Section 1.03, shall occur at the offices of NCRA on such date consisting of a normal business day and at such time during normal business hours as Farmland shall set forth in a notice to NCRA; provided, however, that in no event shall the Draft begin on a date occurring more than one hundred thirty (130) days after the Trigger Date. The Draft shall begin by Farmland first choosing Leases representing a specified daily production of Crude Oil of up to three percent (3%) of the total to be "drafted," followed by NCRA then choosing Leases representing its proportional equivalent of up to said daily production, and so on until all Leases have been chosen and assigned to either Farmland or NCRA, as the case may be, whereupon Farmland shall have been assigned Leases representing a daily production of Crude Oil equal to the Farmland Share of the total daily production of Crude Oil represented by the Leases, and NCRA shall have been assigned Leases representing a daily production of Crude Oil equal to the NCRA Share of the total daily production of Crude Oil represented by all Leases.

          1.05 Upon completion of the Draft, NCRA shall prepare and send written notices to the appropriate person or persons respecting each Lease assigned to Farmland in the Draft (the "Farmland Leases"), in such form and content as Farmland shall reasonably require, that the applicable Lease has been assigned by NCRA to Farmland and that, effective as of the first day of the month following the Draft Closing Date (as defined herein) (the "Draft Effective Date"), Farmland shall assume all existing agreements of NCRA respecting the Lease and shall purchase the Crude Oil produced in connection with the Lease.

         1.06 The term "Draft Closing Date" shall mean the date on which the Draft Closing (as defined herein) shall occur, which date shall be as set forth in a notice given by Farmland to NCRA; provided, however, that in no event shall the Draft Closing Date occur later than the last day of month occurring six (6) months after the Trigger Date.

         1.07 The term "Draft Closing" shall mean the execution and delivery of the agreements, documents and other instruments to consummate the transactions to occur in connection with the Draft and the termination of this Agreement.

         1.08 For the period beginning upon the Trigger Date and ending upon the commencement of the Draft, Farmland shall be afforded the opportunity to conduct a due diligence review of all lease crude accounts of NCRA in the Mid-Kansas Counties, and NCRA shall cooperate fully with the due diligence review.

         1.09 After the Trigger Date and until the Draft Effective Date, NCRA shall continue to own, operate, manage, preserve and maintain the Crude Oil acquisition business to be operated by NCRA under this Agreement (the "Crude Oil Acquisition Business"), including without limitation the sale of Crude Oil to Farmland in accordance with the terms hereof.

         1.10 After the Trigger Date, Farmland likely will commence various activities intended to enable Farmland to operate a Crude Oil acquisition business (the "Farmland Transition Activities"). After the Trigger Date and until the Draft Effective Date, NCRA shall cooperate with Farmland in connection with Farmland's post-termination transition activities, including:

                  (a) NCRA shall negotiate in good faith with Farmland to sell to Farmland such crude oil gathering assets (excluding pipelines) of NCRA and the NCRA Affiliates, so that when such assets are combined with any assets owned or leased by Farmland but then utilized in the Crude Oil Acquisition Business, Farmland will have approximately thirty-three and seventy-two one hundredths percent (33.72%) of the assets utilized in the Crude Oil Acquisition Business; and

                  (b) in efforts to afford Farmland a reasonable opportunity to obtain the services of approximately thirty-three and seventy-two one hundredths percent (33.72%) of the employees of NCRA and the NCRA Affiliates that are part of the Crude Oil Acquisition Business, NCRA shall make such employees available to meet with Farmland, at such times and locations as Farmland may reasonably request, to discuss future employment with Farmland

         1.11 At the Draft Closing, the Parties shall execute and deliver to each other the following:

                  (a) (i) in the event that NCRA terminates this Agreement pursuant to Section 1.02(f) or Farmland terminates this Agreement pursuant to Section 1.02(a), a Non-Compete Agreement, in such form and content as Farmland shall reasonably require, that provides that NCRA and the NCRA Affiliates shall not, directly or indirectly, purchase or solicit the purchase of crude oil from the Farmland Leases for a period of time ending one (1) year after the Draft Effective Date, or (ii) in the event this Agreement is terminated otherwise, a Non-Compete Agreement, in such form and content as each Party shall reasonably require, that provides that the other Party and its Affiliates shall not, directly or indirectly, purchase or solicit the purchase of crude oil from the Farmland Leases or the NCRA Leases, as the case may be, for a period of time ending one (1) year after the Draft Effective Date.

                  (b) an Assignment and Bill of Sale from NCRA to Farmland, in such form and content as Farmland shall reasonably require, covering the Purchased Assets and the Farmland Leases.

                  (c) such other agreements, documents and other instruments as Farmland may reasonably request to effect the assignment of the Farmland Leases to Farmland, the purchase of the Purchased Assets by Farmland and the other transactions to occur in connection with the Draft Closing.

         1.12 After the Draft Closing, NCRA shall execute and deliver to Farmland such other agreements, documents and other instruments as Farmland may reasonably request to affect the assignment of the Farmland Leases to Farmland, the purchase of the Purchased Assets by Farmland and the other transactions associated with the Draft Closing.

         1.13 During the term of this Agreement, Farmland covenants and agrees not to purchase Crude Oil in the Mid-Kansas Counties, other than through bulk purchases of crude oil from resellers of Crude Oil.

2.       PROCEDURE FOR EXERCISE OF OPTION: QUANTITY

         2.01 On or before 5:00 p.m. (Central Time) on the tenth (10th) day of the month prior to each month in which NCRA will be offering to sell and deliver Crude Oil to Farmland, NCRA shall provide Farmland written notice of NCRA's best estimate of the quantity of Crude Oil that NCRA and any Affiliate of NCRA expects to purchase directly (but not through a bulk purchase from a reseller of Crude Oil) during the immediately following month (the "Estimate Notice"). On or before the fifteenth
                  (15th) day of the month prior to the month in which Farmland intends to exercise its option to purchase, Farmland shall by 5:00 P.M. Central Time, provide NCRA written notice of the quantity of Crude Oil that Farmland will purchase (the "Purchase Notice").

         2.02 During the term of this Agreement, NCRA offers to sell and deliver thirty-three and seventy-two one hundredths percent (33.72%) of the Crude Oil directly purchased (but not through a bulk purchase from a reseller of Crude Oil) by NCRA or any Affiliate in a given month in the Mid-Kansas Counties (the "Farmland Maximum Percentage"), and Farmland shall have the option to purchase and receive any quantity of such Crude Oil up to the Farmland Maximum Percentage of such Crude Oil. The actual quantity of Crude Oil delivered to NCRA and Farmland shall be subject to, without duplication, (a) all applicable loss allowances on pipelines or other crude gathering or transportation systems (collectively, "Pipelines") that are not operated or controlled by NCRA or any Affiliate of NCRA,
                  (b) actual gains or losses on Pipelines that are operated or controlled by NCRA or an Affiliate of NCRA, and (c) all applicable gains or losses on trucks (collectively, the "Allowances"). In the event Farmland fails to provide the Purchase Notice to NCRA by the deadline established in Section 2.01, Farmland shall be deemed to have provided a notice to purchase the Farmland Maximum Percentage of such Crude Oil. Farmland shall have no right to carryover any portion of the unused percentage from a particular month.

         2.03 The quantity of Crude Oil delivered hereunder shall be determined by use of 100% tank tables, or mutually acceptable automatic measuring equipment, with customary adjustments to volume and density to 60(degree) F temperature and full deduction of BS&W, as adjusted by any applicable Allowances. The Parties agree to conduct an accounting of quantities delivered to Farmland on no greater than a quarterly basis.

         2.04 During the term of this Agreement and through the Draft Effective Date, NCRA shall exercise its commercially reasonable efforts to operate the Crude Oil Acquisition Business efficiently and to maximize the economic benefit to both Parties. NCRA shall provide Farmland with such monthly and other reports as Farmland may reasonably request regarding the Crude Oil Acquisition Business and otherwise keep Farmland reasonably informed as to the quantity of Crude Oil purchased each month, but in any event, NCRA shall notify Farmland promptly upon NCRA's belief that actual purchases for a given month will be less than, or exceed, the estimated purchases for such month by more than ten percent (10%).

3.       DELIVERY POINT: TITLE AND RISK OF LOSS

         3.01 NCRA shall deliver or cause to be delivered the Crude Oil to be purchased and sold hereunder to Farmland at Lyons, Kansas, Phillipsburg, Kansas, Valley Center, Kansas, McPherson, Kansas or any other delivery point designation that Farmland may reasonably designate from time to time (the "Delivery Points") and in such quantities as Farmland may reasonably specify from time to time; provided that NCRA shall not be obligated to incur any capital expenditures to create a Delivery Point not othenvise in existence on or after the effective date hereof. NCRA and Farmland shall work together to schedule deliveries of Crude Oil for each month and, unless the parties otherwise agree, NCRA shall operate the Crude Oil Acquisition Business so deliveries of Crude Oil to Farmland hereunder shall occur on a relatively consistent and uniform basis during each month in proportion to the percentage of Crude Oil that Farmland purchases. For pricing purposes only, however, total volume delivered during each month shall be deemed to have been delivered at an average daily rate during that month.

         3.02 Farmland will accept delivery of the Crude Oil upon completion of measurement of the Crude Oil by pipeline meter. Title to the Crude Oil and risk of loss shall pass from NCRA to Farmland upon completion of such measurements at the Delivery Point.

         3.03 Farmland may from time to time give NCRA notice of Farmland's election to cause a portion of the Crude Oil to be purchased by Farmland hereunder to be delivered to NCRA at McPherson, Kansas, whereupon NCRA shall provide to Farmland, in exchange for the Crude Oil so delivered to NCRA, the same quantity of Crude Oil at any Pipeline trading point location reasonably designated by Farmland in said notice.

4.       PRICE

         4.01 The purchase price per barrel of Crude Oil sold by NCRA to Farmland hereunder shall be equal to the sum of (a) the Crude Oil Price, plus (b) the Transportation Charges.

         4.02 For purposes hereof, the term "Crude Oil Price" shall mean the average price per barrel of Crude Oil paid by NCRA in its operation of the Crude Oil Acquisition Business during the month of delivery.

         4.03 For the purposes hereof, the term "Transportation Charges" shall mean the sum of (a) the applicable Average Pipeline Tariff for actual barrels delivered at each Delivery Point, plus (b) the quotient of (1) the total direct, out-of-pocket costs reasonably incurred by NCRA in its operation of the Crude Oil Acquisition Business during the month of delivery (including any reasonable costs or expenses associated with any damage to property or injury, sickness, disease or death to persons arising out of or in connection with any acts or omissions of NCRA or any officer, director, Affiliate, agent, employee, representative or advisor (each a "Representative") of NCRA in connection with the operation of the Crude Oil Acquisition Business, but not arising out of or in connection with the gross negligence, malfeasance or willful misconduct of NCRA or any NCRA Representative), divided by (2) the total number of barrels of Crude Oil purchased by NCRA in its operation of the Crude Oil Acquisition Business during the month of delivery, subject to any applicable Allowances.

         4.04 For purposes hereof, the term "Average Pipeline Tariff" shall mean the then applicable weighted average pipeline tariff to the then applicable Delivery Points, determined based upon the quantities of Crude Oil for each pipeline origin listed in Exhibit B with the weighted average pipeline tariff calculation set forth in Exhibit B and incorporated herein by this reference, provided that either Party may require the re-determination of the Average Pipeline Tariff, effective upon any change in any applicable published pipeline tariff. The Parties agree that as of the date of this Agreement, the Average Pipeline Tariff is as follows:

                           Destination                Average Pipeline Tariff
                           -----------                -----------------------
                           Lyons, KS                  $0.4948
                           Phillipsburg, KS           $0.2000
                           Valley Center, KS          $0.5611
                           McPherson, KS              $0.5377

         4.05 NCRA shall reimburse Farmland for the reasonable direct costs incurred by Farmland in connection with the Crude Oil Acquisition Business gathering operations (e.g. employee costs, asset lease costs, etc., excluding, however, pipeline operations), which costs will in turn be included in the costs described in Section 4.03(b)(1) used in the calculation of the overall Crude Oil purchase price set forth in Section 4.01.

5.       FARMLAND EMPLOYEE

         A Farmland employee (currently Lee Couture) shall continue to have a meaningful and appropriate management role concerning the trucking operations of the Crude Oil Acquisition Business, and any significant changes to said role will first be discussed by the Parties. The Parties also acknowledge that Mr. Couture will have a management role associated with Farmland's Pipeline operations and operation of the Phillipsburg Refinery and, thus, in accordance with the terms of the Employee Lease Agreement, NCRA shall be obligated to reimburse Farmland for only one-half (1/2) of the costs of Farmland associated with Mr. Couture.

6.       FARMLAND'S RIGHT TO AUDIT: DISPUTE RESOLUTION

         6.01 Farmland shall have the right, from time to time, upon at least five (5) business days prior notice to NCRA during business hours to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records which relate to the Crude Oil Acquisition Business. NCRA shall fully cooperate with representatives of Farmland and its representatives and advisors in connection with any such inspection or audit. All costs incurred by Farmland in connection with the audit or inspection shall be borne by Farmland, and all costs incurred by NCRA in connection with the audit or inspection shall be borne by NCRA; provided, however, that in the event a material discrepancy is found in connection with the audit, then NCRA shall reimburse Farmland all of its reasonable out-of-pocket costs incurred in connection with the audit or inspection. For purposes of this Section, "material discrepancy" shall mean a discrepancy greater than two hundred fifty thousand dollars ($250,000.00), excluding any accrual to actual adjustments.

         6.02 In the event of any dispute or controversy arising out of or related to this Agreement, or the breach thereof; including the interpretation of any provision of this Agreement which cannot be resolved informally by the Parties, the Parties shall first make a good faith effort to promptly resolve such dispute. If the Parties are unable to reach agreement with respect to such discrepancy, then such dispute shall be resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, except as such rules may be modified by this Agreement or by the mutual consent of the Parties. Any arbitration proceeding conducted hereunder shall alternate locations between the greater metropolitan areas of Kansas City, Missouri and Wichita, Kansas, with the first such arbitration proceeding to be conducted at such location as is specified by the Party requesting the arbitration proceeding. Any award rendered in the arbitration proceeding shall be final and binding upon the Parties and a judgment thereon may be entered in any court having competent jurisdiction. Each Party shall bear its own expenses in connection with the arbitration; provided, however, that the fees and expenses of the arbitrator and all other expenses of the arbitration shall be borne equally by the Parties. The arbitration proceedings shall be governed by the laws of the State of Kansas. The arbitrator shall be selected from a list of five (5) arbitrators provided by the American Arbitration Association. Alternate strikes shall be made to the list commencing with the Party requesting arbitration until a single name remains. That individual shall be the arbitrator for the matter. After the arbitrator has been selected, the Parties may obtain reasonable discovery in advance of the arbitration by way of: (i) exchange of copies of all documents in the possession, custody or control of a Party and relevant to the matter in dispute; (ii) written interrogatories for the purpose of determining the name and address of each witness proposed to be called by a Party and a brief description of the relevant information each such witness is expected to provide; and (iii) such further discovery, including dispositions, as the arbitrator may determine is appropriate after taking into consideration the nature of the dispute and the amount in controversy. To the extent possible, the arbitration hearing shall be conducted within sixty (60) days after selection of the arbitrator, and the arbitrator shall render a decision within twenty (20) days after the conclusion of the hearing. Post-hearing briefs shall be permitted. The arbitration award shall be in writing and shall specify the factual and legal basis for the award.

7.       PAYMENT

         7.01 NCRA shall invoice Farmland promptly after the end of each month for deliveries made during that month, but in no event later than the fifteenth (15th) day of the following month, and subject to Section 7.02, payment shall be made by Farmland by electronic funds transfer by the twentieth (20th) day of the month following delivery of such Crude Oil to Farmland. In the event that Farmland fails to receive an invoice on or before the fifteenth (15th) day of the applicable month, then Farmland shall be granted one additional business day to make the required payment for each day that the invoice is late. Invoices shall be forwarded promptly to:

                            Farmland Industries, Inc.
                            3315 North Oak Trafficway
                            P.O. Box 7305 Dept. 11
                            Kansas City, Missouri 64116
                            Attention: Manager, Petroleum Accounting
                            Fax: 816.459.5944

                  with a copy to:

                            Farmland Industries, Inc.
                            3315 North Oak Trafficway
                            P.O. Box 7305 Dept. 160
                            Kansas City, Missouri 64116
                            Attention: Vice President - Treasurer
                            Fax: 816.459.5961

         7.02 If the date for payment of any monies under this Agreement falls on a Saturday or on a bank holiday, then payment shall be due on the first previous business day. If the date for payment of any monies under this Agreement falls on a Sunday or a Monday bank holiday, then payment shall be due on the next business day.

          7.03 Farmland shall post a letter of credit in the total sum of Eight Million Dollars ($8,000,000.00) ("Letter of Credit") to support its payment obligations hereunder. Farmland's obligation to provide the Letter of Credit to NCRA shall cease in the event Farmland reports net income on a consolidated basis for the then most recently completed fiscal year and an EBITDA to Net Interest Expense ratio of at least 1.6 (the "Financial Covenants"). Within one-hundred-twenty (120) days after the end of each fiscal year, Farmland shall evidence its compliance, or its failure to comply, with the Financial Covenants by providing NCRA a copy of Farmland's audited financial statements and a certificate signed by Farmland's Chief Financial Officer or Treasurer certifying Farmland's compliance with the Financial Covenants. In the event Farmland fails to satisfy any of the Financial Covenants at the end of any fiscal year, then Farmland shall continue to provide or, if Farmland was not obligated to provide the Letter of Credit to NCRA with respect to the immediately preceding fiscal year, provide no later than one hundred twenty (120) days after the then most recently completed fiscal year, the Letter of Credit to NCRA until such time that Farmland satisfies the Financial Covenants as set forth above. If NCRA shall not have received evidence of Farmland's compliance with the Financial Covenants on or before one hundred twenty (120) days after the end of a fiscal year, then Farmland shall be deemed not to have satisfied the Financial Covenants with respect to such fiscal year.

8.        FORCE MAJEURE

          8.01 In the event of the occurrence of a Force Majeure event which prevents performance hereunder, the Party or Parties whose performance is thereby prevented or delayed shall, unless otherwise provided below, be relieved of any obligation or liability under the terms of this Agreement until the expiration of a reasonable time after termination of the force majeure event.

          8.02 "Force Majeure" means an event which is unforeseen and beyond the reasonable control of the Party that either prevents the Party from delivering the affected volume or prevents the Party from accepting delivery of the affected volume. The following are the only instances that will be recognized as Force Majeure events hereunder: earthquakes; floods; landslides; civil disturbances; sabotage; acts of public enemies; war; blockades; insurrections; riots; epidemics; the act of any government or other authority or statutory undertaking; the inability to obtain or the curtailment of electric power, water or fuel; strikes, lockouts or other disruptions; fires; explosions; breakdowns or failure of pipe, plant, machinery or equipment; apportionment of applicable carriers; contamination or poisoning of catalyst and/or solvent or biological treatment facilities; and any other event which is unforeseen and beyond the reasonable control of the Party that either prevents the Party from delivering the affected volume or prevents the Party from accepting the delivery the affected volume.

          8.03 A lack of funds, the availability of a more attractive market, or inefficiencies in operations do not constitute events of Force Majeure.

          8.04 The Party claiming the Force Majeure event agrees to notify in writing the other Party of the occurrence of the Force Majeure event as soon as possible, but in any event within twenty (20) business days after the occurrence of the Force Majeure event; otherwise the claim for Force Majeure shall be deemed waived. The Party whose performance is prevented hereunder by a Force Majeure event shall diligently endeavor to mitigate and remedy the situation with all reasonable dispatch.

9.        TITLE AND WARRANTIES

          9.01 NCRA makes no other warranty, expressed or implied, concerning the Crude Oil purchased and sold hereunder beyond any warranty provided by the lease operator. Notwithstanding the foregoing, however, NCRA represents and warrants (a) that it will use its best efforts to ensure that all lease crude oil sold to Farmland hereunder shall be Crude Oil and (b) that, upon each sale, Farmland shall be vested with good and marketable title to the lease crude oil sold, free and clear of all liens, claims and encumbrances.

10.       LIABILITY AND INDEMNITY

          10.01 NCRA shall not, in any case other than in connection with the gross negligence or willful misconduct of NCRA and NCRA's indemnity obligations hereunder, be liable for any special, incidental, consequential, indirect or other similar damages, including, but not limited to, lost profits, arising from its obligations under this Agreement. Notwithstanding the foregoing, however, Farmland and NCRA acknowledge and agree that in the event that NCRA fails to provide, or offer to provide, Farmland with the quantity of Crude Oil that NCRA is obligated to provide, or offer to provide, hereunder, then Farmland shall sustain substantial damages associated with its crude oil refining business, but the exact amount of such damages would be impractical or extremely difficult to ascertain. Therefore, in the event of any such failure that has not been fully cured by NCRA within sixty (60) days after Farmland notifies NCRA of such failure, NCRA shall pay to Farmland, as liquidated damages and not as a penalty, an amount equal to the product of (a) the difference between (1) the Cushing Crude Oil Price, minus (2) the Crude Oil Price, multiplied by
                  (b) the number of barrels of Crude Oil that NCRA failed to provide, or offer to provide, hereunder in the applicable period, multiplied by (c) three (3).

          10.02 For purposes hereunder, the term "Cushing Crude Oil Price" shall mean, for a given month, the sum of (a) Koch Petroleum's posted price for West Texas/New Mexico intermediate crude oil for the month of delivery, plus (b) the average P-plus price published by Platt's Oilgram Price Report from the 26th day of the month that is two months prior to the applicable month of delivery through the 25th day of the month that is immediately preceding the applicable month of delivery; provided, however, that if Koch Petroleum ceases to post a price for West Texas/New Mexico Intermediate crude oil or if Platts Oilgram Price Report ceases to publish a P-plus price, then the Parties shall negotiate in good faith a mutually agreeable alternative price index formula to determine the Cushing Crude Oil Price.

          10.03 Subject to Section 4.03 herein, Farmland shall not, in any case, be liable for any costs or expenses associated with any damage to property or injury, sickness, disease or death to third persons arising out of or in any way connected with any acts or omissions of NCRA in connection with NCRA's operation of the Crude Oil Acquisition Business, and NCRA shall indemnify and hold Farmland and the Farmland Representatives harmless from and against any and all losses, costs (including but not limited to attorneys' fees and expenses), damages, liabilities, fines, penalties, expenses, claims, demands, actions, suits and judgments for, arising out of, or attributable to any damage to property or injury, sickness, disease or death to third persons arising out of or anyway connected with any acts or omissions of NCRA in connection with the operation of the Crude Oil Acquisition Business.

11.       APPLICATION OF LAW

          11.01 This Agreement shall be interpreted in accordance with and governed by the laws of the State of Kansas, without reference to conflict of laws principles or said state.

12.       BUSINESS ETHICS

          12.01 Neither party, nor their duly authorized representatives are permitted to take any action hereunder which would constitute a breach of any law. All activities and transactions performed by the parties and their duly authorized representatives shall be carried out in good faith and in a proper and truthful manner, and any records or other documents relating to such activities and transactions shall contain a true and proper account of the facts and circumstances pertaining thereto.

13.       TAXES

          13.01 Each Party shall be liable for their respective percentage of any taxes imposed on the Crude Oil purchased.

14.       NOTICES

          14.01 Any notices permitted or required to be given under this Agreement shall be in writing and shall be addressed to the parties hereto as follows:

                  For NCRA:        National Cooperative Refining Association
                                   1391 Iron Horse Road
                                   P.O. Box 1404
                                   McPherson, Kansas 67460
                                   Attention: Vice President, Supply and Trading
                                   Fax: (316) 241-5562

                  For Farmland:

                           (i) For invoices required under Section 7, as provided therein.

                           (ii) For the Estimate Notice and any other notices required under Section 2 hereof, as follows:

                                   Farmland Industries, Inc.
                                   c/o National Cooperative Refining Association 1391 Iron Horse Road
                                   P.O. Box 1404
                                   McPherson, Kansas 67460
                                   Attention: Mr. Patrick Quinn
                                   Fax: 316.241.9269

                           (iii) For all other notices required hereunder, as follows:

                                   Farmland Industries, Inc.
                                   3315 North Oak Trafficway
                                   P.O. Box 7305 Dept. 11
                                   Kansas City, Missouri 64116
                                   Attention: General Counsel
                                   Fax: 816.459.5902

                          with a copy to:

                                   Farmland Industries, Inc.
                                   3315 North Oak Trafficway
                                   P.O. Box 7305 Dept. 160
                                   Kansas City, Missouri 64116
                                   Attention: Vice President - Treasurer
                                   Fax: 816.459.5961

                          Either Farmland or NCRA may from time to time change its address for service hereunder on written notice to the other party.

         14.02   Any notice shall:

         1) If delivered by hand delivery, be deemed to have been given or made at the time of delivery as acknowledged by signature of the receiving party;

         2) If sent by telecopy, telex, telecommunication device or other similar form of communication or by any overnight private courier service, be deemed to have been given or made on the working day on which it was received; and

         3) If mailed by certified or registered mail, returned receipt requested, postage prepaid, be deemed to have been given or made, four (4) days after deposit in the United States mail.

15.      ASSIGNMENT

          15.01 Either party may assign this Agreement in whole or in part to an Affiliate or may cause any or all of its obligations to be performed by an Affiliate. Except as otherwise provided hereunder, any attempt by either party to assign its rights or delegate its duties under this Agreement in whole or in part to a non-Affiliate without prior written consent of the other party shall be ineffective to the extent consistent with the law.

          15.02 For purposes of this Agreement, the term "Affiliate" shall mean a corporation, partnership, limited liability company or any other person or entity which controls, is controlled by, or under common control with either Farmland or NCRA, as the case may be.

          15.03 Notwithstanding the foregoing provisions of this Article 15, in the event Farmland desires to transfer its ownership interest in the Coffeyville Refinery during the term of this Agreement, then Farmland may assign this Agreement to the transferee of the Coffeyville Refinery without the consent of NCRA, and upon such transferee assuming this Agreement and Farmland's obligations hereunder, Farmland shall not be liable for the performance of its obligations hereunder from and after the date of such assignment, and NCRA shall return to Farmland any Letter of Credit then issued in favor of NCRA under Section 7.03 together with a written statement signed by an authorized officer of NCRA in form and content reasonably acceptable to Farmland to the effect that the issuer of the Letter of Credit may cancel the Letter of Credit. Further, in lieu of the requirements of Section 7.03, the assignee shall provide NCRA credit terms or support comparable to whatever credit terms and support are required of it from other bulk crude oil suppliers. Any assignee of Farmland shall be required to provide NCRA information on a quarterly basis regarding its credit terms and support requirements from its bulk crude oil suppliers.

16.       GENERAL

          16.01 Amendments. Unless otherwise provided herein, no changes, alteration or modifications to this Agreement shall be effective unless in writing and signed by the respective duly authorized representatives of the Parties hereto.

          16.02 Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the legal representatives, permitted assigns and successors of the parties hereto.

          16.03 Entire Agreement. This Agreement, along with its Exhibits and Schedules, constitutes the entire agreement between the parties with respect to the Crude Oil Acquisition Business and supersedes all prior negotiations and agreements thereto, written or oral.

          16.04 Headings. The headings in this Agreement are for convenience only and shall not be considered in the interpretation of the Agreement.

          16.05 Industry Practices. This Agreement shall be construed in accordance with accepted oil industry terminology and practices.

          16.06 Severability. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, is held invalid or unenforceable, the remaining portion of such provision and the remaining provisions shall remain in full force and effect.

          16.07 Effect of Termination. Except (a) with respect to Sections 1.03, 6.01, 6.02, 9.01, 10.01, 10.02, 10.03, 12.01, 15.01, and
                  15.03, (b) as otherwise provided herein with respect to obligations which are contemplated by their terms to survive any termination of this Agreement, and (c) any agreements, obligations or liabilities of any Party arising from any default, breach or failure to perform by such Party under any provision of this Agreement prior to any termination of this Agreement, upon the termination of this Agreement pursuant to the provisions hereof, all further obligations of each Party to the other Party hereunder shall terminate.

          16.08 Independent Contractor. The Parties acknowledge and agree that NCRA shall not be an agent or representative of Farmland with respect to any matter related to this Agreement, and Farmland shall not be an agent or representative of NCRA with respect to any matter related to this Agreement. This Agreement shall not be deemed to create a partnership, joint venture, or any other joint enterprise of any kind whatsoever between NCRA and Farmland.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth above.

NATIONAL COOPERATIVE                                  FARMLAND INDUSTRIES, INC.
   REFINING ASSOCIATION

By:_______________________                            By:_______________________
Name:_____________________                            Name:_____________________
Title:____________________                            Title:____________________